Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007

    [RBC LOGO]
                     US$2,800,000
                     Royal Bank of Canada
                     Senior Global Medium-Term Notes, Series C
                     Bearish Leveraged Equity Investment Notes due July 31, 2008 Linked to the Negative Performance of a Basket of Financial ETFs


     The Notes (the "Notes") are bearish equity investment notes and linked to the performance of a basket of two exchange traded funds ("ETFs") linked to the financial and banking sectors (the "Basket"). The Notes are not principal protected and you may lose up to half of your amount invested if the Basket level has increased at maturity. The amount payable upon maturity of the Notes will be paid in cash. The payment you will receive at maturity will depend on the final closing price(s) of the ETFs that comprise the Basket. You will only receive a payment at maturity in excess of your principal amount if, on a weighted basis, the level of the Basket is lower at maturity than on the date hereof. The total payment at maturity is capped at 130% of the principal amount. If, on a weighted basis, the level of the Basket at maturity is equal to or higher than on the date hereof, you will not receive any payment in excess of your principal amount and may lose up to half of your principal amount.

Issuer:                            Royal Bank of Canada ("Royal Bank").

Interest rate (coupon):            We will not pay you interest on the Notes.

Underlying ETFs:                   iShares(R) Dow Jones Financial Sector Index
                                   Fund (Bloomberg Symbol "IYF") and iShares(R)
                                   Dow Jones U.S. Regional Banks Index Fund
                                   (Bloomberg Symbol "IAT"), each an "Underlying
                                   ETF" and together they may be referred to as the "Underlying ETFs" or the "Basket."

Initial ETF Prices:                Underlying ETF                  Initial Price
                                   --------------                  -------------

                                   iShares(R) Dow Jones Financial
                                   Sector Index Fund 114.7454
                                   (IYF)                             114.7454

                                   iShares(R) Dow Jones U.S.
                                   Regional Banks Index Fund
                                   (IAT)                              48.7071

Payment at Maturity:               (1)      If the Final Basket Level is less
                                   than or equal to the Initial Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

                                        o   Principal Amount + [-1 x Principal
                                   Amount x Percentage Change x Leverage Factor] and

                                        o   Maximum Redemption Amount

                                   (2) If the Final Basket Level is greater than the Initial Basket Level, then, at maturity, you will receive an amount equal to the greater of:

                                        o   Principal Amount - [Principal Amount
                                   x Percentage Change] and

                                        o   Minimum Redemption Amount

                                   Investors in these Notes will lose up to half of their Principal Amount at maturity is there is an increase in the Index level from Pricing Date to the Valuation Date.

Percentage Change:                 The Percentage Change is based on the
                                   equal-weighted return of the Underlying ETFs.
                                   The Percentage Change is calculated using the following formula:

                                     Final Basket Level - Initial Basket Level
                                     ----------------------------------------
                                                Initial Basket Level

Leverage Factor:                   200%

Maximum Redemption Amount:         130%

Minimum Redemption Amount          50%

Initial Basket Level:              The Initial Basket Level is the level of a
                                   basket comprised of the Initial ETF Prices as of the Pricing Date on an equally weighted basis.

Final Basket Level:                The Final Basket Level is the level of a
                                   basket comprised of the Final ETF Prices as of the Valuation Date on an equally weighted basis.

Pricing Date:                      July 18, 2007

Issue Date:                        July 23, 2007

Valuation Date:                    July 28, 2008

Maturity Date:                     July 31, 2008 (resulting in a term to
                                   maturity of approximately 12 months and one
                                   week)

Minimum investment:                $1,000, and integral multiples of $1,000
                                   thereafter

Clearance and Settlement:          DTC global (including through its indirect
                                   participants Euroclear and Clearstream,
                                   Luxembourg as described under "Description of Debt Securities--Ownership and Book-Entry
                                   Issuance" in the accompanying prospectus).

Listing: The notes will not be listed on any securities exchange or quotation system.

CUSIP:                             78008ENV5

Calculation agent:                 The Bank of New York.

Terms Incorporated in the          All of the terms appearing above this item on
Master Note                        the cover page of this pricing supplement and
                                   the terms appearing under the caption
                                   "Specific Terms of the Note" below.

Your investment in the Notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" in this pricing supplement to read about investment risks relating to the bearish buffered equity investment notes. The principal of the Notes is not protected and you could lose your entire investment.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

                                                Agent's            Proceeds to
                         Price to Public      Commission            Royal Bank
                         ---------------      ----------            ----------
Per Note...............        100%              2.00%                98.00%
Total..................     $2,800,000          $56,000             $2,744,000


Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

                         RBC Capital Markets Corporation

                     Pricing Supplement dated July 18, 2007
iShares(R) is a registered mark of Barclay's Global Investors, N.A. and has been licensed for use by Royal Bank of Canada. The Bearish Leveraged Equity Investment Notes due July 31, 2008 Linked to the Negative Performance of a Basket of Financial ETFs (the "Notes") are not sponsored, endorsed, sold or promoted by Barclays Global Investors, N.A., or its affiliate, Barclays Global Fund Advisors (together, "Barclays") and Barclays does not make any representation, warranty, or condition regarding the advisability of investing in the Notes. The licensing relating to the use of the Underlying ETFs (as defined herein) and the trademarks referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank of Canada, and not for any third parties. The only relationship of Barclays to Royal Bank of Canada is the licensing of certain trademarks and trade names of the Underlying ETFs, which are determined, composed and calculated by Barclays without regard to Royal Bank of Canada or the Notes. Barclays has no obligation to take the needs of Royal Bank of Canada or the holders into consideration in determining, composing or calculating the Underlying ETF. Barclays is not responsible for and have not participated in the determination of the timing or pricing of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. Barclays has no obligation or liability in connection with the administration, marketing or trading of the Notes.

BARCLAYS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF ANY INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT RELATING TO AN UNDERLYING ETF OR ANY DATA INCLUDED THEREIN AND BARCLAYS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. BARCLAYS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, THE HOLDERS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INFORMATION RELATING TO ANY UNDERLYING ETF OR ANY DATA INCLUDED THEREIN. BARCLAYS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO AN UNDERLYING ETF OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BARCLAYS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Notes are not sponsored, endorsed, sold, or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Dow Jones' only relationship to us is in the licensing of certain trademarks, trade names, and service marks of Dow Jones and of the Dow Jones Financial Sector Index and the Dow Jones U.S. Regional Banks Index (the "Indices"), which are determined, composed, and calculated by Dow Jones without regard to us or the Notes. Dow Jones has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing, or calculating the indices. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination of the amount to be paid on the Notes. Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the notes.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND US.

                                                  TABLE OF CONTENTS

Preliminary Pricing Supplement
Summary ........................................................................................................P-1
Additional Risk Factors Specific to Your Notes..................................................................P-5
The Underlying ETFs............................................................................................P-11
Specific Terms of the Notes....................................................................................P-16
Use of Proceeds And Hedging....................................................................................P-22
Supplemental Discussion of Canadian Tax Consequences...........................................................P-23
Supplemental Discussion of Federal Income Tax Consequences.....................................................P-24
Employee Retirement Income Security Act........................................................................P-25
Supplemental Plan of Distribution..............................................................................P-26

Prospectus Supplement
About This Prospectus Supplement................................................................................S-1
Risk Factors....................................................................................................S-1
Use of Proceeds.................................................................................................S-4
Description of the Notes We May Offer...........................................................................S-5
Certain Income Tax Consequences................................................................................S-24
Supplemental Plan of Distribution..............................................................................S-25
Documents Filed As Part of the Registration Statement..........................................................S-30

Prospectus
Documents Incorporated by Reference...............................................................................2
Where You Can Find More Information...............................................................................3
Further Information...............................................................................................3
About This Prospectus.............................................................................................4
Presentation of Financial Information.............................................................................5
Caution Regarding Forward-Looking Information.....................................................................5
Royal Bank of Canada..............................................................................................6
Risk Factors......................................................................................................6
Use of Proceeds...................................................................................................6
Consolidated Ratios of Earnings to Fixed Charges..................................................................7
Consolidated Capitalization and Indebtedness......................................................................8
Description of Debt Securities....................................................................................9
Tax Consequences.................................................................................................26
Plan of Distribution.............................................................................................38
Benefit Plan Investor Considerations.............................................................................40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others..............................41
Validity of Securities...........................................................................................41
Experts..........................................................................................................41
Supplemental Financial Statement Schedule........................................................................42
Other Expenses of Issuance and Distribution......................................................................45

                                     SUMMARY

     THE NOTES ARE MEDIUM-TERM NOTES ISSUED BY ROYAL BANK OFFERING A RETURN LINKED TO THE DEPRECIATION, IF ANY, OF THE UNDERLYING ETFS OVER THE TERM TO MATURITY. THE FOLLOWING IS A SUMMARY OF THE TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF RISKS AND OTHER CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT WHEN DECIDING WHETHER TO INVEST IN THE NOTES. THE NOTES MAY BE OFFERED TO CERTAIN INVESTORS OUTSIDE THE UNITED STATES IN ACCORDANCE WITH APPLICABLE LOCAL LAW. WE URGE NON-U.S. INVESTORS TO READ "RISK FACTORS--NON-U.S. INVESTORS MAY BE SUBJECT TO CERTAIN ADDITIONAL RISKS" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THE INFORMATION IN THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ACCOMPANYING PROSPECTUS SUPPLEMENT. REFERENCES TO THE "PROSPECTUS" MEAN OUR ACCOMPANYING PROSPECTUS, DATED JANUARY 5, 2007, AND REFERENCES TO THE "PROSPECTUS SUPPLEMENT" MEAN OUR ACCOMPANYING PROSPECTUS SUPPLEMENT, DATED FEBRUARY 28, 2007, WHICH SUPPLEMENTS THE PROSPECTUS. CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE ACCOMPANYING PROSPECTUS OR PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS OR PROSPECTUS SUPPLEMENT.

Principal Terms

Interest rate (coupon):     We will not pay you interest on the Notes.

Underlying ETFs:            iShares(R) Dow Jones Financial Sector Index Fund
                            (Bloomberg Symbol "IYF")

                            iShares(R) Dow Jones U.S. Regional Banks Index Fund (Bloomberg Symbol "IAT")

Underlying Indices:         Dow Jones Financial Sector Index

                            Dow Jones U.S. Select Regional Banks Index

Maximum Redemption Amount:  130%

Minimum Redemption Amount:  50%

Payment at Maturity:        (1)     If the Final Basket Level is less than or
                            equal to the Initial Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

                                 o Principal Amount + [-1 x Principal Amount x Percentage Change x Leverage Factor] and

                                 o   Maximum Redemption Amount

                            (2) If the Final Basket Level is greater than the Initial Basket Level, at maturity, you will receive an amount equal to the greater of:

                                 o   Principal Amount - [Principal Amount x
                            Percentage Change] and

                                 o   Minimum Redemption Amount

Percentage Change:          The Percentage Change is based on the equal-weighted
                            return of the Underlying ETFs.  The Percentage
                            Change is calculated using the following formula:

                                 Final Basket Level - Initial Basket Level
                                 ----------------------------------------
                                            Initial Basket Level

Basket weighting:           The Underlying ETFs will be equally weighted.

Initial ETF Prices:         Underlying ETF                        Initial Price
                            --------------                        -------------
                            iShares(R) Dow Jones Financial
                            Sector Index Fund (IYF)                    114.7454

                            iShares(R) Dow Jones U.S. Regional
                            Banks Index Fund (IAT)                      48.7071

Final ETF Prices:           For each Underlying ETF, the closing price of that
                            Underlying ETF on the Valuation Date.

Initial Basket Level:       The Initial Basket Level is the level of a basket
                            comprised of the Initial EFT Prices as of the Pricing Date on an equally weighted basis.

Final Basket Level:         The Final Basket Level is the level of a basket
                            comprised of the Final ETF Prices as of the Valuation Date on an equally weighted basis.

Valuation Date:             July 28, 2008

Maturity Date:              July 31, 2008


Selected Purchase Considerations:

     o Exposure to Basket Declines -- The Notes are designed for investors who believe that the Basket will depreciate over the term of the Notes. You will receive a positive return on your Notes only if the Basket declines over the term of your Notes. You will receive any such gains at maturity.

     o Some Principal Protection -- Your principal amount is not protected against any appreciation in the Basket. If the Basket has appreciated between the Pricing Date for your Notes and the Valuation Date, you may lose up to 50% of your principal amount.

Selected Risk Considerations:

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in the accompanying prospectus supplement and in the prospectus.

     o Potential Loss of Principal -- The market value of the Notes may fluctuate between the date you purchase them and the Valuation Date. If you sell your Notes in the secondary market prior to the Maturity Date, you may have to sell them at a loss. Furthermore, if the Basket has appreciated between the Pricing Date for your Notes and the Valuation Date, you may lose up to 50% of your principal amount.

     o No Interest or Dividend Payments -- You will not receive any interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the iShares(R) Dow Jones Financial Sector Index Fund (the "iShares(R) Dow Jones Financial Sector Index Fund Constituent Stocks"), and the iShares(R) Dow Jones U.S. Regional Banks Index Fund (the "iShares(R) Dow Jones U.S. Regional Banks Index Fund Constituent Stocks", and together with the iShares(R) Dow Jones Financial Sector Index Fund Constituent Stocks", the "Constituent Stocks").

     o There May Be Little or No Secondary Market for the Notes -- The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes May Be a Suitable Investment For You If:

     o    You are willing to accept the risk of fluctuations in the Underlying
          ETFs.

     o You believe the prices of the Underlying ETFs, on a weighted average, will decrease during the term of the Notes (and therefore you will receive a positive return on your investment).

     o    You are willing to hold the Notes to maturity.

     o    You do not seek current income from this investment.

The Notes May Not Be a Suitable Investment For You If:

     o You believe the prices of the Underlying ETFs, on a weighted average, will increase during the term of the Notes (and therefore you will receive no return or a negative return on your investment).

     o You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

     o    You are unable or unwilling to hold the Notes to maturity.

     o    You seek current income from your investment.

     o You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

          The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Discussion of Federal Income Tax Consequences" in this pricing supplement.

          In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract with respect to the Underlying ETFs and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

Sample Calculations of the Payment Amount

The examples set out below are included for illustration purposes only. The levels of the Underlying ETFs used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Basket Levels and Final Basket Levels (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") of the Underlying ETFs on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $10,000 and that no market disruption event has occurred.



Example 1--    Calculation of the payment at maturity where the Percentage
               Change is -10%.

               Percentage Change:        -10%

               Payment at Maturity       $10,000 + [-1 x $10,000 x -10% x 200%]
                                         = $10,000 + $2,000 = $12,000

               On a $10,000 investment, a -10% percentage change results in a payment at maturity of $12,000, a 20% return on the Notes.



Example 2--    Calculation of the payment at maturity where the Percentage
               Change is -25%.

               Percentage Change:        -25%

               Payment at Maturity       $10,000 + [-1 x $10,000 x -25% x 200%]
                                         = $10,000 + $5,000 = $15,000, but the
                                         Maximum Redemption Amount is $13,000

               On a $10,000 investment, a -25% percentage change results in a payment at maturity of $13,000, a 30% return on the Notes.



Example 3--    Calculation of the payment at maturity where the Percentage
               Change is 25%.

               Percentage Change:        25%

               Payment at Maturity       $10,000 - [ $10,000 x 25% ] = $10,000
                                         - $2,500 = $7,500

               On a $10,000 investment, a 25% percentage change results in a payment at maturity of $7,500, a -25% return on the Notes.



Example 4--    Calculation of the payment at maturity where the Percentage
               Change is 75%.

               Percentage Change:        75%

               Payment at Maturity       $10,000 - [ $10,000 x 75% ] = $10,000
                                         - $7,500 = $2,500, but the Minimum
                                         Redemption Amount is $5,000

               On a $10,000 investment, a 75% percentage change results in a payment at maturity of $5,000, a -50% return on the Notes.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

--------------------------------------------------------------------------------
An investment in your Notes is subject to the risks described below, as well as the risks described under "Risk Factors" in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated February 28, 2007. Your Notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in your Notes is not equivalent to investing directly in the Underlying ETFs to which your Notes are indexed. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.
--------------------------------------------------------------------------------

The Notes Do Not Pay Interest or Guarantee the Return on Your Investment.

         The Notes do not pay interest and may return a portion of your investment. The amount payable at the Maturity Date will be determined pursuant to the terms described in this pricing supplement. You will lose some of your investment, subject to a maximum lose of 50% at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level.

Changes in the Value of the Underlying ETFs May Offset Each Other.

         The Notes are linked to a weighted Basket composed of the two Underlying ETFs. Price movements in the Underlying ETFs may not correlate with each other. At a time when the value of one of the Underlying ETFs decreases, the value of the other Underlying ETF may not decrease as much or may increase in value. Therefore, in calculating the Final Basket Level, increases or decreases in the value of one of the Underlying ETFs may be moderated, or more than offset, by lesser increases or declines in the level of the other Underlying ETFs. There can be no assurance that the Final Basket Level will be lower than the Initial Basket Level. You may lose up to half of your investment in the Notes if the Final Basket Level is greater than the Initial Basket Level.

You Will Not Benefit from Any Decline in the Price of Any Underlying ETF, If Such Decline Is Not Reflected in the Closing Price on the Final Valuation Date

         If the Percentage Change is zero or positive, as the case may be, on the final valuation date, then the payment at maturity with respect to each Note will be limited to the principal amount or the minimum redemption amount of 50% of the principal amount, as the case may be. This will be true even though the Percentage Change as of some date or dates prior to the final valuation date may have been negative, because the payment at maturity will be calculated only on the basis of the closing prices of the Underlying ETFs (or otherwise determined by the calculation agent, in the case of an extraordinary event) on the final valuation date. You should therefore be prepared to realize no return on, or a loss of up to 50% of, the principal amount of your Notes at maturity.

There May Not Be an Active Trading Market for the Notes--Sales in the Secondary Market May Result in Significant Losses.

         There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the NASDAQ Global Market or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

         If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

         The Notes have not been designated for trading in the PORTAL system for the National Association of Securities Dealers, Inc.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

         The following factors, which are beyond our control, may influence the market value of your Notes:

          o    the closing prices of the Underlying ETFs;

          o the volatility (i.e., the frequency and magnitude of changes) in the prices of the Underlying ETFs;

          o    interest and yield rates in the U.S. markets;

          o the dividend rate paid on the Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Constituent Stocks may influence the closing prices of the related Underlying ETFs, and therefore affect the market value of the Notes);

          o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

          o economic, financial, regulatory, political, military, judicial and other events that affect stock markets generally and the financial and banking sectors of the markets in particular, and which may affect the market prices of the Underlying ETFs; and

          o    the time remaining to the Maturity Date.

         You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may increase such that you may not receive any return of your investment or may experience a loss. If the Final Basket Level increases compared to the Initial Basket Level, you will lose up to half of your investment at the Maturity Date. In addition, your Notes will be affected by our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

Changes that affect the Underlying ETF will affect the market value of the Notes and the amount you will receive at maturity

         The policies of Barclays Global Fund Advisors (the "ETF Source"), with respect to the iShares(R) Dow Jones Financial Sector Index Fund and the iShares(R) Dow Jones U.S. Regional Banks Index Fund concerning the calculation of the Underlying ETF, additions, deletions or substitutions of the Constituent Stocks and the manner in which changes affecting the Constituent Stocks or the issuers of the Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Underlying ETF, could affect its respective Underlying ETF and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the ETF Source changes these policies, for example by changing the manner in which it selects the Constituent Stocks (and their respective weightings) of the Underlying ETFs, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the closing price of the ETF on the final valuation date is not available because of a market disruption event or for any other reason, the Calculation Agent--which initially will be The Bank of New York --may determine the Final Basket Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

There are Specific Risks Associated with the Underlying ETFs

     Each of the underlying ETFs is subject to the principal risks described below.

     Asset Class Risk

     The returns from the types of securities in which an Underlying ETF invests may underperform or out-perform returns from the various general securities markets or different asset classes. Different types of securities tend to go through cycles of out-performance and underperformance in comparison to the general securities markets.

     Passive Investments

     The Underlying ETFs are not actively managed. The Underlying ETFs are intended to mirror the Dow Jones Regional Banks Index and the Dow Jones U.S. Financial Sector Index respectively (each, an "Underlying Index" and, together, the "Underlying Indices"). Each Underlying ETF may be affected by a general decline or increase in the U.S. or foreign market segments relating to the index that it proposes to track (its "Underlying Index").

     Concentration

     If the Constituent Stocks of a Underlying ETF concentrate in a particular industry, group of industries or sector, that Underlying ETF may be adversely or positively affected by the performance of those securities and may be subject to price volatility. In addition, an Underlying ETF that concentrates in a single industry or group of industries may be more susceptible to any single economic, market, political or regulatory occurrence affecting that industry or group of industries. The issuers of the Constituent Stocks of the Underlying ETFs are concentrated in the financial sector of the U.S. and thus a positive return on the Notes assumes the prices of the Constituent Stocks in this sector will have declined on the valuation date.

     Derivatives

     A derivative is a financial contract the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Each Underlying ETF may invest in stock index futures contracts and other derivatives. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices and thus an Underlying ETF's losses or gains may be greater if it invests in derivatives than if it invests only in conventional securities.

     Tracking Error Risk

     Imperfect correlation between an Underlying ETF's securities and those in its Underlying Index, rounding of prices, changes to the Underlying Indices and regulatory policies may cause a Fund's performance to not match the performance of its Underlying Index. This is called "tracking error." Tracking error may also result because the Underlying ETF incurs fees and expenses while its Underlying Index does not incur such expenses.

     Management Risk

     Because each Underlying ETF does not fully replicate its Underlying Index and may hold securities not included in its Underlying Index, an Underlying ETF is subject to management risk. This is the risk that an Underlying ETF's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

     Non-Diversification Risk

     Each Underlying ETF is classified as "non-diversified." This means that each Underlying ETF may invest most of its assets in securities issued by or representing a small number of companies. As a result, each Underlying ETF may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

Trading and Other Transactions by Royal Bank or its Affiliates in the Underlying ETFs or the Constituent Stocks, or in Options or Other Derivative Products Linked to the Underlying ETFs or the Constituent Stocks May Adversely Affect the Market Value of the Notes.

         As described below under "Use of Proceeds and Hedging" in this pricing supplement, we or one or more affiliates may hedge our obligations under the notes by purchasing or selling the Underlying ETFs or the Constituent Stocks and derivative instruments linked to the Underlying ETFs or the Constituent Stocks and we may adjust these hedges by, among other things, purchasing or selling Underlying ETFs or the Constituent Stocks or derivative instruments linked to the Underlying ETFs or the Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Underlying ETFs and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

         We or one or more of our affiliates may also engage in trading in the Underlying ETFs or the Constituent Stocks and enter into derivative transactions relating to the Underlying ETFs or the Constituent Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Underlying ETFs and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying ETFs. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

Except to the Extent Royal Bank and One or More of its Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlying ETFs, There Is No Affiliation Between Any of the Underlying ETFs and Royal Bank, and We Are Not Responsible for Any Disclosure by the Underlying ETF

     RBC Dain Rauscher Inc. and one or more of our other affiliates act, from time to time, as Authorized Participants in the distribution of shares of the Underlying ETFs, and, at any time, may hold shares of an Underlying ETF. Except for the relationship described in the preceding sentence, Royal Bank is not otherwise affiliated with the Underlying ETFs or the issuers of the Constituent Stocks or the stocks comprising the Underlying Indices. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the Underlying ETF and many of the Constituent Stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Underlying ETFs or any of the Constituent Stock issuers. You, as an investor in your Note, should make your own investigation into the Underlying ETFs and the Constituent Stock issuers.

     None of the Underlying ETF nor any of the Constituent Stock issuers are involved in this offering of your Note in any way and none of them have any obligation of any sort with respect to your Note. None of the Underlying ETF nor any of the Constituent Stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Note.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

         As noted above, we and our affiliates expect to engage in trading activities related to the Underlying ETFs or the Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Underlying ETFs, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates' obligations and the interests of holders of the notes as beneficial owners of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Underlying ETFs or the Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the market prices of the Underlying ETFs and, therefore, the market value of the Notes.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Our Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

         The price at which you purchase the Notes includes a selling concession (including a broker's commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price. We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the Notes.

The Calculation Agent Can Postpone the Calculation of the Final Basket Level on the Maturity Date if a Market Disruption Event Occurs on the Valuation Date.

         The determination of the Final Basket Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to any Underlying ETF. If such a postponement occurs, the calculation agent will use the closing price of such Underlying ETF on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the valuation date be postponed by more than ten business days. As a result, the maturity date for the notes could also be postponed, although not by more than ten business days.

         If the determination of the Final Basket Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Basket Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Basket Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Consequences of Market Disruption Events" in this pricing supplement.

The Calculation Agent Can Modify the Composition of the Basket and the Determination of the Final Basket Levels

         The composition of the Basket and the method of determining the Final Basket Levels may be adjusted by the calculation agent from time to time upon the occurrence of certain extraordinary events. For example, if a Final Basket Level is not available for any reason, then the calculation agent may take such action, including adjustments to the Basket or to the method of calculating the closing price of that Underlying ETF, as it deems appropriate. See "Specific Terms of the Notes--Delisting or Suspension of Trading of the Underlying ETFs" in this pricing supplement. Such changes could adversely affect the Basket Performance and, consequently, the payment at maturity on the Notes.



There Are Potential Conflicts of Interest Between You and the Calculation Agent.

         The calculation agent will, among other things, decide the amount of your payment at maturity on the notes. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent". The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting a Underlying ETF has occurred. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Historical Performance of the Underlying ETFs Should Not Be Taken as an Indication of the Future Performance of the Underlying ETFs During the Term of the Notes.

         The market prices of the Underlying ETFs will principally determine the value of the Notes at maturity. The historical performance of the Underlying ETFs does not necessarily give an indication of the future performance of the Underlying ETFs. As a result, it is impossible to predict whether the market prices of the Underlying ETFs will rise or fall during the term of the Notes. The market prices of the Underlying ETF will be influenced by complex and interrelated political, economic, financial and other factors.

If the Prices of the Underlying ETFs Change, the Market Value of Your Notes May Not Change to the Same Extent.

         Your Notes may trade quite differently from the Underlying ETFs. Decreases or increases in the prices of the Underlying ETFs may not result in comparably sized (though likely reverse directional) increases or decreases in the market value of your Notes. Even if the market prices of the Underlying ETFs has depreciated from the Initial Basket Level, the market value of your Notes prior to the Maturity Date may not increase or may reflect a value less than that which would be payable to you if the Notes matured on that day. We discuss some of the reasons for this disparity under "-- The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors" above.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

         The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled "Supplemental Discussion of Federal Income Tax Consequences" in this pricing supplement, the section "Tax Consequences" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

         The Notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

         This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

         Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                               THE UNDERLYING ETFS

--------------------------------------------------------------------------------
     The following is a description of the two Underlying ETFs, including, without limitation, each of their make-up, method of calculation and changes in their components. The information in this description has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, investment advisor or manager of each of the Underlying ETFs. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into each of the Underlying ETFs and its investment advisor or manager. The Underlying ETFs investment adviser, BGFA and Dow Jones are not involved in the offer of the Notes in any way and neither of them has any obligation to consider your interests as a holder of the Notes. Dow Jones has no obligation to continue to publish the Dow Jones Regional Banks Index or the Dow Jones U.S. Financial Sector Index and may discontinue publication of either of the Underlying Indices at any time in its sole discretion.

     iShares(R) Trust. (of which the iShares(R) Dow Jones Regional Banks Index Fund and the iShares(R) Dow Jones U.S. Financial Sector Index Fund are parts) is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the iShares(R) Trust with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC's website is www.sec.gov.
--------------------------------------------------------------------------------

The iShares(R) Index Funds in General

     The iShares(R) Dow Jones Regional Banks Index Fund and the iShares(R) Dow Jones U.S. Financial Sector Index Fund are issued by iShares(R) Trust , an open-end management registered investment company. Each Fund is an "index fund" that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of a particular index (its "Underlying Index") developed by an index provider. Barclays Global Financial Advisors ("BGFA"), the investment adviser to each Fund, is a subsidiary of Barclays Global Investors, N.A. ("BGI").

     Each Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of a single stock market or all of the stock markets in a geographic region compiled by an index provider (an "Index Provider"). The Index Provider for the iShares(R) Dow Jones Regional Banks Index Fund and the iShares(R) Dow Jones U.S. Financial Sector Index Fund is Dow Jones & Company.

     The shares of the iShares(R) Funds are listed and traded at market prices on national securities exchanges, such as the New York Stock Exchange or the American Stock Exchange. Each Fund has its own CUSIP number and exchange trading symbol. Market prices for a Fund's shares may be different from its net asset value per share ("NAV").

     For additional information regarding the iShares(R) Trust, BGFA, the iShares(R) Dow Jones Regional Banks Index Fund and the iShares(R) Dow Jones U.S. Financial Sector Index Fund, and the risk factors attributable to the iShares(R) Dow Jones Regional Banks Index Fund and the iShares(R) Dow Jones U.S. Financial Sector Index Fund, please see the relevant portions of the Prospectuses filed with the SEC under the Securities Act of 1933, as amended and under the Investment Company Act of 1940, as amended, with respect to the iShares(R) Dow Jones Regional Banks Index Fund and the iShares(R) Dow Jones U.S. Financial Sector Index Fund. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding the iShares(R) Dow Jones Regional Banks Index Fund and the iShares(R) Dow Jones U.S. Financial Sector Index Fund, including their top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly disseminated documents, and the iShares(R) website at www.ishares.com.

     Investment Objective

     Each Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index.

     Principal Investment Strategies

     BGFA uses a "passive" or indexing approach to try to achieve each Fund's investment objective. Unlike many investment companies, the Funds do not try to "beat" the markets they track and do not seek temporary defensive positions when markets decline or appear overvalued. Indexing may eliminate some of the risks of active management such as poor security selection. Indexing may also help increase after-tax performance by keeping portfolio turnover low in comparison to actively managed investment companies. Each Fund will normally invest at least 95% of its assets in the securities of its Underlying Index. Each Fund, except those listed below, will at all times invest at least 90% of its assets in the securities of its Underlying Index. Each Fund also may invest its other assets in futures contracts, options on futures contracts, other types of options, and swaps related to its Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA.

     Representative Sampling

     "Representative Sampling" is investing in a representative sample of securities in the relevant Underlying Index, which have a similar investment profile as the relevant Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the relevant Underlying Index. Funds that use Representative Sampling generally do not hold all of the securities that are included in the relevant Underlying Index.

     Correlation

     An index is a theoretical financial calculation, while a Fund is an actual investment portfolio. The performance of a Fund and its Underlying Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. BGFA expects that, over time, the correlation between each Fund's performance and that of its Underlying Index, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called "tracking error." A Fund using a Representative Sampling can be expected to have a greater tracking error than a Fund using Replication. Replication is a strategy in which a Fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

The iShares(R) Dow Jones U.S. Financial Sector Fund

     Investment Objective

     The iShares(R) Dow Jones Financial Sector Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Financial Sector Index.

     Principal Investment Strategy

     The Dow Jones U.S. Financial Sector Index (the "DJUSFS Index") measures the performance of the financial services sector of the U.S. equity market. It is a subset of the Dow Jones U.S. Financial Index. The DJUSFS Index includes companies in the following sectors: banks and investment management/brokers. The Fund uses a representative sampling strategy to track the DJUSFS Index.

     The Fund will concentrate its investments in a particular industry or group of industries to approximately the same extent as the DJUSFS Index is so concentrated. As of the close of business on May 31, 2006, the Index was concentrated in the banks and general financial industry groups which comprised approximately 66% and 34%, respectively, of the market capitalization of the DJUSFS Index.

The iShares(R) Dow Jones Regional Banks Index Fund

     Investment Objective

     The iShares(R) Dow Jones Regional Banks Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Select Regional Banks Index (the "DJUSSRB Index").

     Principal Investment Strategy

     The DJUSSRB Index measures the performance of the regional bank sub-sector of the U.S. equity market. The DJUSSRB Index is a subset of the Dow Jones U.S. Bank Index. Small and mid-size banks are selected for inclusion based on their relative 3-year average total assets as a percentage of the 3-year average total assets held by all banks in the Dow Jones U.S. Bank Index, as determined by Dow Jones. The Fund uses a Representative Sampling strategy to try to track the Index.

Historical Information

         The following graphs set forth the historical performance of each Underlying ETF based on the daily Underlying ETF closing level as dated on the graph. The closing levels for each Underlying ETF are indicated on the front page of this pricing supplement.

         We obtained the Underlying ETF closing levels below from Bloomberg, L.P. and Factset Research Systems Inc. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. and Factset Research Systems Inc. The historical levels of each Underlying ETF should not be taken as an indication of future performance, and no assurance can be given as to the closing level of each Underlying ETF on any valuation date.

                          Closing Price in U.S. Dollar
                                [CHART OMOTTED]
                   iShares DJ US Financial Sector Index Fund



                                                 High Intra-             Low Intra-
                                              Quarter level of        Quarter Level of           Period-End
    Period-Start         Period-End            The Underlying          The Underlying           Level of The
       Date                 Date                    ETF                     ETF                Underlying ETF
       ----                 ----                    ---                     ---                --------------
     1/1/2004             3/31/2004                95.72                   87.75                    92.66
     4/1/2004             6/30/2004                94.2                    83.54                    89.82
     7/1/2004             9/30/2004                93.03                   85.85                    90.25
    10/1/2004            12/31/2004                98.2                    86.83                    97.68

     1/1/2005             3/31/2005                98.05                   89.86                    90.7
     4/1/2005             6/30/2005                95.82                   87.63                    94.9
     7/1/2005             9/30/2005                97.78                   93.09                    94.86
    10/1/2005            12/30/2005               105.12                   90.98                    101.09

     1/1/2006             3/31/2006               107.08                  100.5211                  105.2
     4/1/2006             6/30/2006               109.4199                100.142                   104.07
     7/1/2006             9/29/2006               111.48                  101.26                    111
    10/1/2006            12/29/2006               119.03                  110.146                   117.67

     1/1/2007             3/31/2007               122.2                   109.93                    114.01
     4/1/2007             6/30/2007               121.72                  112.89                    115.21
     7/1/2007             7/18/2007               117.9499                113.79                    115.63


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                          Closing Price in U.S. Dollar
                                [CHART OMOTTED]
                     iShares DJ US Regional Banks Index Fund



                                                 High Intra-             Low Intra-
                                              Quarter level of        Quarter Level of           Period-End
    Period-Start         Period-End            The Underlying          The Underlying           Level of The
       Date                 Date                    ETF                     ETF                Underlying ETF
       ----                 ----                    ---                     ---                --------------
     1/1/2004             3/31/2004                 n/a                     n/a                      n/a
     4/1/2004             6/30/2004                 n/a                     n/a                      n/a
     7/1/2004             9/30/2004                 n/a                     n/a                      n/a
    10/1/2004            12/31/2004                 n/a                     n/a                      n/a

     1/1/2005             3/31/2005                 n/a                     n/a                      n/a
     4/1/2005             6/30/2005                 n/a                     n/a                      n/a
     7/1/2005             9/30/2005                 n/a                     n/a                      n/a
    10/1/2005            12/30/2005                 n/a                     n/a                      n/a

     1/1/2006             3/31/2006                 n/a                     n/a                      n/a
     4/1/2006             6/30/2006                50.53                   47.58                    48.57
     7/1/2006             9/29/2006                50.56                   47.64                    49.71
    10/1/2006            12/29/2006                52.58                   49.27                    51.9

     1/1/2007             3/31/2007                53.49                   48.78                    50.31
     4/1/2007             6/30/2007                51.6455                 48.92                    49.19
     7/1/2007             7/18/2007                50.12                   48.48                    48.92


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

--------------------------------------------------------------------------------
Please note that in this section entitled "Specific Terms of the Notes", references to "holders" mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company ("DTC") or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Debt Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the "indenture"). The Notes are "indexed notes," as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
--------------------------------------------------------------------------------

         In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest Rate (Coupon)

         We will not pay you interest on the Notes.

Minimum Investment

         $1,000, and integral multiples of $1,000 thereafter.

Defeasance

         There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

         (1) If the Final Basket Level is less than or equal to the Initial Basket Level, in which case the Percentage Change will be negative, then, at maturity, you will receive a cash payment equal to the lesser of:

                  o Principal Amount + [-1 x Principal Amount x Percentage Change x Leverage Factor] and

                  o        Maximum Redemption Amount

         (2) If the Final Basket Level is greater than the Initial Basket Level, then, at maturity, you will receive an amount equal to the greater of:

                  o        Principal Amount - [Principal Amount x Percentage
                  Change] and

                  o        Minimum Redemption Amount

         The Maturity Date for the Notes is subject to adjustment if such day is not a business day or if the Valuation Date is postponed as described below.

         You will lose some of your investment subject to a maximum loss of 50% at the Maturity Date if the Final Basket Level appreciates from the Initial Basket Level.

Percentage Change

         The "Percentage Change," as calculated by the calculation agent, is the equal-weighted percentage change of the Underlying ETFs calculated by comparing the Final Basket Level to the Initial Basket Level. The Percentage Change is calculated as follows:

                    Final Basket Level - Initial Basket Level
                    ----------------------------------------
                               Initial Basket Level

         The "Closing Basket Level" as of any date will be calculated by the calculation agent as the equally-weighted average of the Underlying ETFs on such date.

         The "Initial Basket Level" is equal to the level of a basket comprised of the Initial ETF Prices as of the Pricing Date on an equally weighted basis.

         The "Final Basket Level" is equal to the level of a basket comprised of the Final ETF Prices as of the Valuation Date on an equally weighted basis.

Leverage Factor

         The Leverage Factor for the Notes is 200%.

Maximum Redemption Amount

         The maximum redemption amount for the Notes is 130%. If the return on the Basket equals an amount that is greater than 130% of your Initial Investment, you will be limited to a maximum return of 130%.


Minimum Redemption Amount

         The minimum redemption amount for the Notes is 50%. If the return on the Basket equals an amount that is less than 50% of your Initial Investment, you will be limited to a minimum return of 50%.

Maturity Date

         The maturity date will be the date specified on the front page of this pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day. If the third trading day before the maturity date is not the valuation date described below, however, then the maturity date will be the third business day following the valuation date. The calculation agent may postpone the valuation date -- and therefore the maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date. We describe market disruption events under "-- Special Calculation Provisions" below.

Valuation Date

         The valuation date will be the third trading day before the date specified as the maturity date on the front page of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that third prior trading day. If a market disruption event occurs, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event is not continuing. In no event, however, will the valuation date be later than the relevant specified maturity date or, if the relevant specified maturity date is not a business day, later than the first business day after the relevant specified date.

Delisting or Suspension of Trading of the Underlying ETFs

     If any of the Underlying ETFs is de-listed from the NYSE, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Underlying ETF. We refer to any substitute exchange-traded fund approved by the calculation agent as a "successor fund". If any of the Underlying ETFs is de-listed from the NYSE and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing share prices of the discontinued Underlying ETF by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Underlying ETF. If a successor fund is selected or the calculation agent calculates a share price as a substitute for the discontinued Underlying ETF, that successor fund or share price will be substituted for the Underlying ETF for all purposes of the Note.

     If at any time one of the Underlying Indices is changed in a material respect, or if one of the Underlying ETFs in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the Underlying ETF shares had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price of an exchange-traded fund comparable to the Underlying ETF or the successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices with reference to the Underlying ETF or the successor fund, as adjusted. Accordingly, if the Underlying ETF or a successor fund is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the Underlying ETF shares or shares of the successor fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Market Disruption Event

     As set forth under "--Payment at Maturity" above, the calculation agent will determine the closing price of each Underlying ETF on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the Final Basket Level may be postponed with respect to one or more Underlying ETFs if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing share price of the relevant Underlying ETF on the first business day after the final valuation date on which no market disruption event occurs or is continuing as the Final Basket Level on the final valuation date. In no event, however, will the determination of the Final Basket Level on the final valuation date be postponed by more than ten business days.

     If the determination of the Final Basket Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Basket Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Basket Level that would have prevailed in the absence of the market disruption event and determine the Final Basket Level.

     Any of the following will be a market disruption event:

a suspension, absence or material limitation of trading in the Underlying ETFs for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

     in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

     The following event will not be market disruption events:

     a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market.

     For this purpose, an "absence of trading" in the primary securities market on which the Underlying ETFs are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

         If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

         For the purpose of determining whether the holders of our medium-term notes are entitled to take any action under the indenture, we will treat the stated principal amount of each note outstanding as the principal amount of that note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver of the Debt Securities" and "--Events of Default".

Default Amount

         The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

         o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

         o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

         During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

         The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

         o     no quotation of the kind referred to above is obtained, or

         o every quotation of that kind obtained is objected to within five business days after the due date as described above.

         If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

         In any event, if the default quotation period and the subsequent two business day objection period have not ended before the Valuation Date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

         For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

         o A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

         o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

         Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

         When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

         As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

         The calculation agent will make all determinations regarding the Closing Basket Level, the Final Index Level, the Final Basket Level, market disruption events, the default amount and the amount payable on your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

         Please note that The Bank of New York is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York may resign as calculation agent at any time upon 60 days' written notice to Royal Bank.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving sales of securities included in or linked to the Underlying ETFs or the Underlying Index and/or purchases and/or sales of listed and/or over-the-counter options or futures on shares of the Underlying ETFs or the Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Underlying Index prior to or on the initial valuation date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

         o     acquire or dispose of the Underlying ETFs;

         o     acquire or dispose of securities of the issuers of Constituent
               Stocks;

         o acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Underlying Indices or the value of the Underlying ETFs or the Constituent Stocks;

         o acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

         o     any combination of the above four.

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of shares of the Underlying ETFs or the Constituent Stocks, listed or over-the-counter options or futures on the Underlying ETFs or the Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Underlying Indices designed to track the performance of the Underlying Index.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

              SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

         The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated February 28, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

         Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

         The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders, (as defined in the accompanying prospectus). It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

         In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract with respect to the Underlying ETFs and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

         Alternative Treatments. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss. If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

         Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. It is also possible that the Internal Revenue Service could assert that you should be required to accrue interest with respect to the 50% of your investment that you are guaranteed to receive upon maturity. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Wash Sale Rules

         If you sell shares listed on any of the Underlying ETFs prior or subsequent to your purchase of the notes, you will not be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon such sale as a result of your purchase of the notes.

Backup Withholding and Information Reporting

         Please see the discussion under "Tax Consequences--United States Taxation--U.S. Holders--Taxation of Debt Securities--Information Reporting and Backup Withholding" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT

         This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

         The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

         Royal Bank and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively "Plans", and with respect to which Royal Bank or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than "adequate consideration" in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

--------------------------------------------------------------------------------
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.
--------------------------------------------------------------------------------

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about July 23, 2007, which is the third business day following the Pricing Date (this settlement cycle being referred to as "T+3"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

         To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

          No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the Underwriter. This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                  US $2,800,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

           Bearish Leveraged Equity Investment Notes due July 31, 2008

          Linked to the Negative Performance of a Basket Financial ETFs



                                  July 18, 2007